ENCORE COMPUTER CORPORATION
                      6901 West Sunrise Boulevard
                  Fort Lauderdale, Florida 33313-4499

               Notice of Annual Meeting of Stockholders
                      To Be Held on June 26, 1997

The Annual Meeting of Stockholders of Encore Computer Corporation (the "Company") will be held at Encore Computer Corporation, Building No. 7 Auditorium, 1800 NW. 69th Avenue, Fort Lauderdale, Florida on Thursday, June 26, 1997, at 1:00 p.m. (local time) to consider and act on the following matters.

1.To fix  the number of directors at five (5) and to elect  five  (5)
  directors to hold office for the ensuing year. See pages 4 through 7 of the Proxy Statement.

2.To amend the Company's Certificate of Incorporation to increase the number of shares of authorized Common Stock to 300,000,000 shares from the current authorization of 200,000,000 shares. See pages 17 through 18 of the Proxy Statement.

3.To approve  the selection by the Board of Directors  of  Coopers  &
  Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1997. See page 19 of the Proxy Statement.

4.To transact  such other business as may properly  come  before  the meeting or any adjournment or postponements of the meeting. Stockholders of record at the close of business on May 2, 1997 will be entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open. All shareholders are cordially invited to attend the meeting.

                                   By order of the Board of Directors
                                   Edward J. Baker, Secretary

May 15, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

ENCORE COMPUTER CORPORATION
6901 West Sunrise Boulevard
Fort Lauderdale, Florida 33313-4499

Proxy Statement for Annual Meeting of Stockholders
June 26, 1997

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Encore Computer Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on June 26, 1997, at 1:00 p.m. (local time) and at any adjournment or postponement of that meeting. All proxies will be voted in accordance with the instructions contained in the proxy, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by a shareholder at any time before it is exercised by filing a later dated proxy or a written notice of revocation with Edward J. Baker, Secretary of the Company, or by voting in person at the meeting.

The Board of Directors has fixed May 2, 1997 as the record date for determination of shareholders entitled to vote at the Annual Meeting. At the close of business on May 2, 1997, there were outstanding and entitled to vote XX,XXX,XXX shares, $0.01 par value, of the Company's Common Stock. Each share of Common Stock is entitled to one vote. The election of three of the five directors at the meeting shall be determined by a plurality of the votes cast in person or by proxy at the meeting by the holders of the Common Stock. With respect to the election of those three directors, the 3,935,900 outstanding shares of Common Stock held by Gould Electronics Inc. ("Gould") will be voted pro rata in accordance with the votes of the other holders of Common Stock, as provided by a shareholders agreement among Gould, the Company and Kenneth G. Fisher, the Company's Chairman. The holders of the Company's Series A Convertible Participating Preferred Stock (the "Series A Stock"), voting as a separate class, are entitled to elect the other two directors. Gould holds all the outstanding shares of Series A Stock and has indicated it will elect Mr. Ferguson and Dr. Fedor (see "Election of Directors"). With respect to each other matter to be submitted to the shareholders at the Annual Meeting, the affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and voting on such matter is required for approval. Broker non-votes (a broker holding shares in "street name" which has no authority to vote on a particular matter) and abstentions on any matter are not included in the number of shares voted on that matter. An automated system administered by the Company's transfer agent tabulates the votes.

The Company's Annual Report for the year ended December 31, 1996 is being mailed to shareholders at the same time as this Proxy Statement. The date of mailing of this Proxy Statement and related proxy is expected to be on or about May 15, 1997.

PRINCIPAL STOCKHOLDERS

The following table sets forth, to the knowledge of the Company, the beneficial owners of 5% or more of the Company's outstanding Common Stock and equivalents as of March 31, 1997:

                                         Percentage of
                                Shares   Common Stock    Percentage of
Name and Address           Beneficially  and Equivalents  Common Stock
of Beneficial Owner              Owned   Outstanding (1)   Outstanding

Gould Electronics Inc.(2)(5)   135,189,230     64.5%         8.8%
35129 Curtis Boulevard
Eastlake, OH 44095

EFI International Inc. (3)      32,369,353     15.5%         0.0%
12 East 49th Street, Suite 1710
N.Y., N.Y 10017

Japan Energy Corporation(2)(3) 167,558,583     80.0%         8.8%
10-1, Toranomon 2-chome, (5) (6)
Minato-ko, Tokyo, Japan

Kenneth G. Fisher(4)             7,306,652      3.5%        13.8%
6901 West Sunrise Blvd.
Fort Lauderdale, FL 33313-4499

(1)For purposes of computing the percentage of Common Stock and equivalents outstanding, the 7,364,100 shares of Common Stock issuable upon conversion of the outstanding shares of Series A Stock, the 23,798,000 shares of Common Stock issuable upon conversion of the outstanding shares of Series B Convertible Preferred Stock ("Series B Stock"), the 36,415,230 shares of Common Stock issuable upon conversion of the outstanding shares of Series D Convertible Preferred Stock ("Series D Stock"), the 37,222,184 shares of Common Stock issuable upon conversion of the outstanding shares of Series E Convertible Preferred Stock
     ("Series E Stock"), the 17,417,138 shares of Common Stock issuable upon conversion of the outstanding shares of Series F Convertible Preferred Stock ("Series F Stock"), the 18,689,385 shares of Common Stock issuable upon conversion of the outstanding  shares  of  Series  G  Convertible  Preferred  Stock
     ("Series G Stock"), the 11,430,000 shares of Common Stock issuable upon conversion of the outstanding shares of Series H Convertible Preferred Stock ("Series H Stock") and the 12,400,000 shares of Common Stock issuable upon conversion of the outstanding shares of Series I Convertible Preferred Stock ("Series I Stock") have been included as well as the 7,430,980 shares issuable upon exercise of options exercisable within 60 days after March 31, 1997.

(2)Includes 131,253,330 shares of Common Stock issuable upon conversion of the shares of Series A Stock, Series B Stock, Series D Stock, Series E Stock, Series F Stock, Series G Stock, Series H Stock and Series I Stock held by Gould. The Series D,
     Series E, Series F, Series G, Series H and Series I Stock is convertible only by a United States citizen or a corporation or other entity owned in the majority by a United States shareholder or in connection with an underwritten public offering. Gould is a wholly owned subsidiary of Japan Energy Corporation ("Japan Energy") which is a Japanese corporation.

(3)Consists of Common Stock issuable upon conversion of Series D Stock held by EFI International Inc. ("EFI"). Conversion of the Series D Stock is restricted as described in (2) above. EFI is a wholly owned subsidiary of Japan Energy.

(4)Includes: (i) 53,764 shares owned by Mr. Fisher's wife, (ii) 2,238,400 shares which may be acquired by Mr. Fisher within 60 days after March 31, 1997 by exercise of stock options and (iii) 3,901,134 shares of Common Stock and 1,113,354 shares of Common Stock issuable upon conversion of the shares of Series B Stock each held by Indian Creek Capital, Ltd., a limited partnership of which Mr. Fisher is the managing general partner.

(5)Gould as the sole holder of the Series A Stock is entitled to elect two directors to the Board of Directors. The remaining three directors are elected by the holders of Common Stock. With respect to the election of those three directors, the 3,935,900 outstanding shares of Common Stock held by Gould will be voted pro rata in accordance with the votes of the other holders of Common Stock as provided by a shareholders agreement among Gould, the Company and Mr. Fisher.

(6) Japan Energy may be deemed to be the beneficial owner of the shares owned by Gould and EFI.

ELECTION OF DIRECTORS

The persons named in the proxy will vote, as permitted by the By-Laws of the Company, to fix the number of directors at five and to elect as directors Messrs. Fisher, Anderson and Thomas unless authority to vote for the election of directors is withheld by marking the proxy to that effect or unless the proxy is marked with the names of directors as to whom authority to vote is withheld. The proxy may not be voted for more than three directors. Mr. Ferguson and Dr. Fedor, the other two nominees named below, are expected to be elected by Gould as the holder of all the outstanding Series A Stock pursuant to the terms of the Series A Stock.

Each director will be elected to hold office until the next annual meeting of shareholders and until his successor is elected and qualified. If one of the three nominees to be elected by the holders of Common Stock becomes unavailable, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently contemplated that any of the nominees will be unavailable.

The following table sets forth the name of each nominee and the positions and offices held by him, his age, the year in which he became a director of the Company, his principal occupation and business experience for at least the last five years, the names of other publicly-held companies in which he serves as a director, the number of shares of Common Stock and equivalents of the Company, including shares which may be acquired within sixty days after March 31, 1997 by exercise of outstanding stock options, which he reported were beneficially owned by him as of March 31, 1997, and the percentage of all outstanding shares of Common Stock and equivalents owned by him on such date.

                                 Common Stock        Percentage of
Name, Age, Principal             and Equivalents     Common Stock
Occupation, Business             Beneficially        and Equivalents
Experience and Directorships        Owned            Outstanding(1)

Kenneth G. Fisher, age 66         7,306,652(2)             3.5%(2)

Mr. Fisher is a founder of the Company and has served as a Director, Chairman and Chief Executive Officer of the Company since the Company's inception in May 1983. He was the Company's President from its inception until December 1985 and also served in that capacity from December 1987 to January 1991. From January 1982 until May 1983, Mr. Fisher was engaged in private venture transactions. From 1975 to 1981, Mr. Fisher was President and Chief Executive Officer of Computervision (formerly Prime Computer, Inc.). Before joining Computervision, Mr. Fisher was Vice President of Central Operations for Honeywell Information Systems, Inc.

Rowland H. Thomas, Jr., age  61   1,714,600(4)               .8%(4)

Mr. Thomas has been a member of the Board of Directors since December 1987 and Chief Operating Officer since June 1989. He presently also serves as President of the Company, a position to which he was appointed in January 1991. From June 1989 to January 1991, Mr. Thomas served as Executive Vice President of the Company. In February 1988, he was named President and Chief Executive Officer of Netlink Inc. Prior to joining Netlink, Mr. Thomas was Senior Executive Vice President of National Data Corporation ("NDC"), a transaction processing company, a position he held from June 1985 to February 1988. From May 1983 through June 1985, Mr. Thomas was Executive Vice President and Senior Vice President at NDC.

Daniel O. Anderson, age 69           110,200(3)              .1%(3)

Mr. Anderson has been a member of the Board of Directors since May 1987. In 1991, Mr. Anderson retired as Executive Vice President and
Chief Operating Officer of the Harvard Community Health Plan for New England, a position he held from November 1986. From October 1984 until July 1986, Mr. Anderson served as Vice President and Chief Financial Officer of Guilford Transportation Industries, a railroad holding company. From November 1975 until April 1984, Mr. Anderson held various executive positions with Itek Corporation, most recently as a Director and President of Itek Graphics Systems. Prior to his employment with Itek Corporation, Mr. Anderson was Vice President, Finance and Administration, North American Operations, for Honeywell Information Systems, Inc.

Robert J. Fedor, age 56                    0(5)                *(5)

Dr. Fedor has been a member of the Board of Directors since July 1992. He is presently Senior Vice President Corporate Development at Gould, a position he has held since July 1992. From December 1989 to July 1992 he was Vice President, Corporate Business Development at Gould. Prior to assuming that position, Dr. Fedor was General Manager of Gould's U.S. and Far East Foil Business since 1985. Since joining Gould in 1964, he has served in various senior marketing and research positions. Dr. Fedor holds a Ph.D. in Metallurgical Engineering from Case Western Reserve University.

C. David Ferguson, age 55              12,304(5)                *(5)

Mr. Ferguson has been a member of the Board of Directors since April 1989. He is presently the President and Chief Executive Officer and a director of Gould, a position he has held since October 1988. Prior to such time, he served as Executive Vice President, Materials and Components, at Gould's Foil Division from 1986 until October 1988. He transferred to the Foil Division in 1967 from the Gould Engine Parts Division where he began his career in 1963.

______________
*Less than 0.1%.

(1)For purposes of computing the percentage of Common Stock and equivalents outstanding, the 7,364,100 shares of Common Stock issuable upon conversion of the outstanding shares of Series A Stock, the 23,798,000 shares of Common Stock issuable upon conversion of the outstanding shares of Series B Convertible Preferred Stock ("Series B Stock"), the 36,415,230 shares of Common Stock issuable upon conversion of the outstanding shares of Series D Convertible Preferred Stock ("Series D Stock"), the 37,222,184 shares of Common Stock issuable upon conversion of the outstanding shares of Series E Convertible Preferred Stock
     ("Series E Stock"), the 17,417,138 shares of Common Stock issuable upon conversion of the outstanding shares of Series F Convertible Preferred Stock ("Series F Stock"), the 18,689,385 shares of Common Stock issuable upon conversion of the outstanding  shares  of  Series  G  Convertible  Preferred  Stock
     ("Series G Stock"), the 11,430,000 shares of Common Stock issuable upon conversion of the outstanding shares of Series H Convertible Preferred Stock ("Series H Stock") and the 12,400,000 shares of Common Stock issuable upon conversion of the outstanding shares of Series I Convertible Preferred Stock ("Series I Stock") have been included as well as the 7,430,980 shares issuable upon exercise of options exercisable within 60 days after March 31, 1997.

(2) Includes: (i) 53,764 shares owned by Mr. Fisher's wife, (ii) 2,238,400 shares which may be acquired by Mr. Fisher within 60 days after March 31, 1997 by exercise of stock options and (iii) 3,901,134 shares of Common Stock and 1,113,354 shares of Common Stock issuable upon conversion of the shares of Series B Stock each held by Indian Creek Capital, Ltd., a limited partnership of which Mr. Fisher is the managing general partner.

(3) Includes 200 shares owned by Mr. Anderson's wife and 90,000 shares which may be acquired by Mr. Anderson within 60 days after March 31, 1997, by exercise of stock options.

(4) Includes 500 shares owned by Mr. Thomas' wife and 1,619,850 shares which may be acquired by Mr. Thomas within 60 days after March 31, 1997, by exercise of stock options.

(5) Mr. Ferguson is an officer and a director, and Dr. Fedor is an officer, of Gould which beneficially owns 135,189,230 shares or 64.5% of the Company's outstanding Common Stock and equivalents.

During the fiscal year ended December 31, 1996, the Board of Directors held four meetings. All Directors attended 100% of the meetings of the Board of Directors and the committees of which they were members.

The Board of Directors has a standing Audit Committee, the membership of which currently consists of Mr. Anderson and Dr. Fedor. The principal functions of the Audit Committee are to make recommendations to the Board of Directors as to the selection of the Company's independent auditors, to act as liaison between the Board of Directors and the firm so selected and, on advice of such firm or otherwise, to recommend institution or modification of accounting procedures employed by the Company. The members of the Audit Committee are not employees of the Company and are, in the opinion of the Board of Directors, free from any relationship that would interfere with their exercise of independent judgment as Audit Committee members. The Audit Committee met on January 15, 1997 in connection with the Company's audit for the fiscal year ended December 31, 1996. During the fiscal year ended December 31, 1996, the Audit Committee held four meetings.

The Board of Directors also has a Compensation Committee, which committee presently consists of Messrs. Fisher, Anderson and Ferguson. The principal responsibilities of the Compensation Committee are to
(i) function as a stock option committee with respect to the Company's stock option and stock purchase plans, except for the granting of options to officers who are also Directors, which is administered by the Directors Options Committee (presently consisting of Messrs. Anderson and Ferguson), and (ii) make recommendations with respect to implementation of present compensation programs and adoption of future compensation programs.

The Board of Directors does not have a Nominating Committee.

Compensation Committee Interlocks and Insider Participation

As discussed above, Mr. Fisher, Mr. Anderson and Mr. Ferguson served as members of the Compensation Committee during 1996. Mr. Fisher, in addition to his position as Chairman of the Board, is the Company's Chief Executive Officer. Mr. Ferguson, in addition to being a director of the Company, is a director and President and Chief Executive Officer of Gould, the beneficial owner of 64.5% of the Company's Common Stock and equivalents. As described in more detail under the caption of "Certain Relationships and Related Transactions", since 1989 Gould has provided the Company with its line of credit and at times has entered into exchanges of indebtedness owed to it by the Company for various series of the Company's Preferred Stock.

EXECUTIVE COMPENSATION

Total compensation paid or accrued for services rendered during the three most recent fiscal years for the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the year ended December 31, 1996 was as follows:

Summary Compensation Table

                    Annual Compensation                   Long
                                                          Term
                                                  Compensation
                                                        Awards

                                            Other   No of Shs    All
 Name and                                  Annual   Underlying   Other
 Principal Position  Year  Salary  Bonus   Comp(1)  Options(3)   Compensation(2)
Kenneth G. Fisher   1996  $340,000     $0      $0     952,200    $    0
Chairman of the     1995   340,000      0       0     196,900         0
Board and Chief     1994   340,001      0       0     103,300     1,234
Executive Officer

Rowland H. Thomas   1996  $265,000 $26,095     $0     302,800     $   0
President and       1995   265,000  26,850      0     113,600         0
Chief Operating     1994   264,617  36,833      0      59,600       728
Officer

Robert A. DiNanno   1996  $187,500 $25,835     $0      75,800     $   0
Vice President and  1995   175,000  25,075      0      46,300         0
General Manager,    1994   175,000  39,644      0      20,000       676
Real-Time
Operations

Charles S. Namias   1996  $151,107 $19,830  $2000      39,800      $  0
Vice President,     1995   150,000  19,825   4800      46,300         0
Corporate Alliances 1994   136,154  70,844   4800     105,000       608

Ziya Aral           1996  $150,000  $19,830  $  0      35,800   $80,000
Vice President,Chief 1995  150,000   19,700     0      46,300         0
Technical Officer   1994   149,229   35,145     0     290,000         0

(1) Amounts paid to Mr. Namias consist entirely of an allowance for business-related automobile expenses.

(2) All Other Compensation for 1994 consists of earnings associated with the individual's participation in a company-paid sales award trip. Mr. Aral received an $80,000 loan from the Company on September 23, 1996. The note carries an annual interest rate of 6% and is due and payable on September 22, 1999.

(3) Includes 800,000 shares for Mr. Fisher, 215,000 shares for Mr. Thomas, 40,000 shares for Mr. DiNanno and 4,000 shares for Mr. Namias which were originally granted in 1991 and were scheduled to expire in 1996 if not exercised. However, at the time the options were scheduled to expire the Company's policy on insider trading effectively prevented each from exercising their options. Accordingly, the Board of Directors approved an extension of the expiration date to year 2000. The extensions has been treated as a cancellation of the old options and a grant of new options in the same amount at the same exercise price.

The following table sets forth the number of shares of Common Stock and equivalents of the Company, including shares which may be acquired within sixty days after March 31, 1997 by exercise of outstanding stock options, which are beneficially owned by executive officers of the Company named in the Summary Compensation Table and all directors and executive officers of the Company as a group as of March 31, 1997 along with the percentage of all outstanding shares of Common Stock and equivalents owned by each executive officer and director on such date.

                                        Common Stock    Percentage of
                                       and Equivalents   Common Stock
                                        Beneficially    and Equivalents
Name                                        Owned        Outstanding(1)

Kenneth G. Fisher                           7,306,652(2)      3.5%
Chairman of the Board and
Chief Executive Officer

Rowland H. Thomas                           1,714,600(3)       .8%
President and
Chief Operating Officer

Robert A. DiNanno                             390,652(4)       .2%
Vice President and General Manager
Real-Time Operations

Charles S. Namias                             328,733(5)       .2%
Vice President
Corporate Alliances

Ziya Aral                                     475,606(6)       .2%
Vice President  and
Chief Technical Officer

Total directors and executive officers as
a group (9 people)                         11,318,623(7)      5.4%

(1)For purposes of computing the percentage of Common Stock and equivalents outstanding, the 7,364,100 shares of Common Stock issuable upon conversion of the outstanding shares of Series A Stock, the 23,798,000 shares of Common Stock issuable upon conversion of the outstanding shares of Series B Convertible Preferred Stock ("Series B Stock"), the 36,415,230 shares of Common Stock issuable upon conversion of the outstanding shares of Series D Convertible Preferred Stock ("Series D Stock"), the 37,222,184 shares of Common Stock issuable upon conversion of the outstanding shares of Series E Convertible Preferred Stock ("Series E Stock"), the 17,417,138 shares of Common Stock issuable upon conversion of the outstanding shares of Series F Convertible Preferred Stock ("Series F Stock"), the 18,689,385 shares of Common Stock issuable upon conversion of the outstanding shares of Series G Convertible Preferred Stock ("Series G Stock"), the 11,430,000 shares of Common Stock issuable upon conversion of the outstanding shares of Series H Convertible Preferred Stock
   ("Series H Stock") and the 12,400,000 shares of Common Stock issuable upon conversion of the outstanding shares of Series I Convertible Preferred Stock ("Series I Stock") have been included as well as the 7,430,980 shares issuable upon exercise of options exercisable within 60 days after March 31, 1997.

(2)Includes: (i) 53,764 shares owned by Mr. Fisher's wife, (ii) 2,238,400 shares which may be acquired by Mr. Fisher within 60 days after March 31, 1997 by exercise of stock options and (iii) 3,901,134 shares of Common Stock and 1,113,354 shares of Common Stock issuable upon conversion of the shares of Series B Stock each held by Indian Creek Capital, Ltd., a limited partnership of which Mr. Fisher is the managing general partner.

(3)Includes 500 shares owned by Mr. Thomas' wife and 1,619,850 shares which may be acquired by Mr. Thomas within 60 days after March 31, 1997, by exercise of stock options.

(4)Includes 388,062 shares which may be acquired within 60 days after March 31, 1997, by exercise of stock options.

(5)Includes 251,987 shares which may be acquired within 60 days after March 31, 1997, by exercise of stock options.

(6)Includes 437,362 shares which may be acquired within 60 days after March 31, 1997, by exercise of stock options.

(7)Includes 5,994,034 shares which may be acquired within 60 days after March 31, 1997, by exercise of stock options and 1,113,354 shares of Common Stock issuable upon conversion of the shares of Series B Stock held beneficially by Mr. Fisher.

The following table shows, as to those executive officers named in the Summary Compensation Table above, the number, exercise price and expiration date of options to acquire Common Stock granted under the Company's Long-Term Performance Plan during fiscal 1996, and the potential realizable value of those shares assuming certain annual rates of appreciation in the price of the Company's stock.

Option Grants for the year ended December 31, 1996

                                                    Potential realizable
                                                values at assumed annual
                                                    rates of stock price
                                                    appreciation for the
               Individual Grants                             option term

                            %
               Number of of total
                  shares  options
              underlying  granted
                 Options in fiscal Exercise Expiration
Name             Granted  year    price/share Date       5%       10%

Kenneth G. Fisher 152,200  8.5%    $2.8750  6/24/2006 $275,191  $697,363
                  800,000 44.8%     2.0000  1/21/2000  344,800   742,560

Rowland H. Thomas  87,800  4.9%     2.8750  6/24/2006  158,750   402,290
                  215,000 12.0%      .8125  1/21/2000   37,645    81,072

Robert A. DiNanno  35,800  2.0%     2.8750  6/24/2006   64,730   164,032
                   40,000  2.2%      .8125  1/21/2000    7,004    15,083

Charles S. Namias  35,800  2.0%     2.8750  6/24/2006   64,730   164,032
                    4,000   .2%      .8125  1/21/2000      700     1,508

Ziya Aral          35,800  2.0%     2.8750  6/24/2006   64,730   164,032

As required by the rules of the Securities and Exchange Commission, potential values are stated based on the prescribed assumption that the Common Stock of the Company will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore do not reflect past results and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.

The following table provides information on option exercises in 1996 by the named executive officers and the value of such officers' unexercised options as of December 31, 1996.

Aggregated Option Exercises in the year ended December 31, 1996 and Option Values as of December 31, 1996

                                             Number of        Value of
                                        Shares Underlying    Unexercised
                                           Unexercised      In-the-Money
                                            Options at       Options at
                     Number of             12/31/96           12/31/96
                    Shares Acquired  Value   Exercisable/   Exercisable/
Name                on Exercise    Realized Unexercisable  Unexercisable

Kenneth G. Fisher            0       $ 0      2,213,788/      $325,000/
                                                338,612              0

Rowland H. Thomas            0         0      1,619,850/       405,625/
                                                181,150              0

Robert A. DiNanno      229,790   466,611        388,062/       113,300/
                                                 72,238              0

Charles  S.  Namias     12,000    21,000        235,737/        32,750/
                                                120,363              0

Ziya Aral                    0         0        423,612/        56,250/
                                                193,488              0

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION
ENCORE COMPUTER CORPORATION

Executive Compensation Philosophy

It is the goal of the Compensation Committee of the Board of Directors to provide compensation to executives of the Company in accordance with the following considerations:

  To   provide  compensation  that  is  competitive  with  other  high technology companies that are of similar size to Encore with similar products and markets;

  To provide compensation that will attract, retain and reward superior, industry-knowledgeable executives who can manage the shareholders' short and long-term interest; and

  To provide total compensation wherein the majority of value to be delivered is based on the financial performance of the Company and the appreciation of the Company's stock.

To meet these goals, the Committee establishes, administers and reviews several programs for the Company. These programs are designed to address the above considerations and consist of three major components.

Base Salary

For executives of the Company, base salary is determined by the level of job responsibility and overall competitive practices in the labor market for the Company's executive talent. The Committee recognizes that there is a scarcity of executive talent with the technical capabilities that are critical to the Company's long-term success. The Committee also considers the Company's location outside of traditional labor markets for technical talent to be a considerable factor for base salary positioning. As such, the Committee positions the Company's executives' base salaries at the 75th percentile of the competitive market and generally believes that this base salary posture is an essential factor in maintaining a highly skilled executive team. The Committee derives competitive data representing the high technology and computer products sectors from an independent compensation consultant, Towers Perrin. The Committee believes that most of the companies in the S & P Computer Systems Index, which is used as the Company's industry comparison line in the performance graph appearing below, are represented in the various surveys used by the compensation consultant.

1996 executive base salaries were below the above policy. None of the named executives' base salaries or incentive bonus targets were increased in 1996, with the exception of R. DiNanno. Mr. DiNanno's base salary and bonus were increased in conjunction with a significant increase in his responsibilities.

Annual Incentives

All executive officers are eligible to receive incentives which are based on the short-term performance of the Company. The program is intended to highlight critical business goals and reward the achievement of these goals through individual and team contributions. Target incentive opportunities typically range from 15% to 45% of executives' base salaries and are based on median bonus levels observed in other high technology and computer-related companies. Target award levels are structured so that at those levels, executives' total cash compensation (base salary plus annual incentive) would be comparable to the 75th percentile total cash compensation of the competitive market as discussed earlier.

The specific performance criteria used for incentive compensation goals include the attainment of profit before tax objectives, achievement of quarterly financial plans and subjective functional and teamwork goals as determined by management. Functional goals include activities aimed at achieving revenue, bookings, expenses, schedule targets, etc. Teamwork goals include joint, cross-functional activities and projects. The relative weighting of each factor depends on the executive's position within the Company's organizational structure. Typically, profit before tax objectives and quarterly financial plan targets account for 60% to 100% of the named executives' incentives; functional and teamwork goals account for 25% to 40% of the total incentive. In 1996 the Company did not achieve its profit before tax objective and therefore no incentive payments were made that were based on the Company's profit performance. Incentive payments that were made to certain named executives in 1996 reflect the attainment of individual functional and teamwork goals.

Long-Term Incentives

The   Committee  believes  that  stock-based  incentives  provide  the strongest link between the rewards earned by executives and the returns generated for shareholders. The Committee also believes that providing the potential for significant share ownership helps focus executive behavior on the long-term growth and strength of the organization. As such, the Committee has made significant stock option grants throughout the Company to focus all recipients on long-term growth and the enhancement of shareholder value. The Committee has generally observed that stock option grants comprise a significant portion of executive compensation in the high technology and computer-related industries. Stock options represent the right to purchase the Company's stock at the fair market value of the Company's stock on the date of grant. Since the value ultimately realized from the option depends entirely on the future success of the Company and the growth of the stock price, an option serves to provide an incentive to the executive for years after it has been awarded.

The Committee has adopted formal stock option grant guidelines which will base annual option grants on the executive's base salary grade and individual performance factors. This practice will ensure that executives at similar organizational levels will have equal long-term incentive opportunities while allowing the Committee some discretion to augment awards as it feels appropriate to recognize significant individual accomplishments. In 1996, the Board granted 347,400 options to the named executives in accord with the pre-established guidelines.

The Committee feels that it is quite important that executives have a significant personal investment in the Company. As such, the Committee has also adopted formal stock ownership guidelines for the CEO and other executive officers who report directly to the CEO. The Committee believes that requiring executives to maintain a certain ownership interest in the Company complements the existing long-term incentive program in that once stock options are exercised, there is an added emphasis on retaining exercised shares and further enhancing shareholder value. The specific guidelines require that, by April, 1997, the CEO acquire and maintain ownership of Company stock with a value equal to two times his current base salary; direct reports to the CEO are required to acquire and maintain ownership of Company stock with a value equal to at least one-half their current base salaries. The Committee is pleased to report that at the end of 1996 the CEO had far exceeded his ownership requirement, and three of the other named executives have met the requirement.

Compensation for Mr. Fisher

Mr. Fisher's base salary was not increased in 1996. Mr. Fisher's base salary is positioned below the market average of other high technology and computer-related companies of similar size to the Company. The Committee intends to deliver most of Mr. Fisher's compensation in the form of annual cash-based incentives and long-term stock-based incentives that will deliver significant value to Mr. Fisher if, and only if, the Company achieves positive returns and the stock price appreciates over time.

To focus Mr. Fisher on the attainment of short-term financial results, the Committee awards a bonus equal to 5% of the Company's profit before taxes to Mr. Fisher as an incentive award on a quarterly basis. This formula approach ensures shareholders that an incentive payment will be made to Mr. Fisher only if the Company is profitable. In addition, this approach provides a consistent incentive to maximize profit each quarter. No incentive payments were made to Mr. Fisher in 1996.

The Committee granted 152,200 stock options to Mr. Fisher in 1996 in accord with the Board's established annual guidelines. Mr. Fisher continues to have a significant personal investment in the Company and he is well motivated to increase the overall value of the Company and to generate returns on behalf of all shareholders.

Other Compensation Matters

The Committee continues to evaluate the potential impact of the $1 million dollar deduction limitation on executive pay for the top five executives which was implemented as part of the Omnibus Budget Reconciliation Act of 1993. The 1995 Stock Option Plan, approved by the shareholders at the 1995 annual meeting, is a performance-based plan, and therefore, any gains on stock options will not be subject to the $1 million dollar limit. The Committee believes this action adequately protects the deduction for executive compensation at the current time. The Committee will continue to evaluate the Company's potential exposure to the deduction limitation on an annual basis.

In conclusion, the Committee feels that all pay programs are reasonable and appropriate given the Company's industry, size and organizational structure. Base salary and incentive programs provide attractive features to attract, retain and motivate executives to enhance the performance of the Company from year to year. The stock option grants provide a significant incentive to executives to undertake policies and actions to enhance the overall value of the organization well into the future.

The Compensation Committee
of the Board of Directors

D.O. Anderson, Chairman
C.D. Ferguson
K.G. Fisher

Comparison of Five Year Cumulative Total Shareholder Return Among
Encore Computer Corporation, the NASDAQ Market Index and the
NASDAQ Computer Index

The following chart depicts the Company's performance for the five year period ending December 31, 1996, as measured by total shareholder return on the Company's Common Stock compared with the total return of the NASDAQ Market Stock Index and the NASDAQ Computer Stock Index.

 * This chart assumes an investment on December 31, 1991 of $100 in the Company's Common Stock, the NASDAQ Market Stock Index and the NASDAQ Computer Stock Index. See table below:

Year                1991     1992    1993     1994    1995     1996
Encore              $100     $162    $446     $385    $238     $146
NASDAQ Market       $100     $116    $134     $131    $185     $227
Index
NASDAQ Computer     $100     $108    $114     $138    $211     $260
Index

The Report of the Compensation Committee on Executive Compensation and Comparison of Five Year Cumulative Total Shareholder Return above shall not be deemed to be "soliciting material" or incorporated by reference into any of the Company's filings with the Securities and Exchange Commission.

Directors' Compensation

The  Board  of  Directors  has fixed the compensation  of  non-officer
directors   at   $2,500  per  regular  board  meeting  attended.    No
compensation is paid for special meetings held by telephone conference. A total of $10,000 was paid to Mr. Anderson for meetings attended during fiscal 1996. Mr. Ferguson and Dr. Fedor have waived payment to them of fees for attendance at board meetings. Directors who are also officers of the Company receive no compensation for serving as directors. During the past fiscal year, the Company has also reimbursed certain of its directors for reasonable out-of-pocket expenses relating to attendance at Board and Committee meetings.

            Certain Relationships and Related Transactions

Financing by Gould
During 1996, the Company recorded significant quarterly operating losses. Additionally, due to the operating losses incurred, the Company was unable to generate sufficient levels of cash through operating activities to fund the business. Cash requirements were provided by additional borrowings made under a credit facility with Gould. Gould has provided the Company with its loan facility since 1989.

On April 16, 1996, Gould canceled $35,000,000 of indebtedness owed to it by the Company under the Credit Agreement in exchange for 350,000 shares of the Company's Series H Convertible Preferred Stock with a liquidation preference of $35,000,000. The terms of the Series H Stock are included in Note J of Notes to the Consolidated Financial Statements and incorporated herein by reference.

In conjunction with the above described exchange, the Company and Gould also entered into an Amended and Restated Credit Agreement (the "Amended Agreement"). The Amended Agreement provided the Company with a committed borrowing facility of $65,000,000. On October 31, 1996, the Company's borrowings under the Amended Agreement exceeded the maximum allowed by the terms of the Amended Agreement. Subsequent to October 31, 1996, Gould allowed the Company to borrow funds in excess of the Amended Agreement's maximum limit to fund its daily operations and during the fiscal fourth quarter the Company began negotiations with Gould to significantly recapitalize the Company. As of December 31, 1996 the Company had incurred borrowings under the Amended Agreement of $72,659,000.

On January 9, 1997, the Company and Gould agreed to further amend the credit agreement to increase the maximum amount of the borrowing facility to $80,000,000. On March 19, 1997, Gould exchanged $40,000,000 of indebtedness owed to it by the Company (the "Canceled
Debt") for 400,000 newly-issued shares of the Company's Series I Convertible Preferred Stock (the "Series I Stock"). The Canceled Debt had, prior to the closing date, represented a portion of the indebtedness owed by the Company to Gould under the Amended Agreement.

The principal terms of the Series I Stock are as follows:

(a)holders of such shares are entitled to receive, when, as and if declared by the Company's board of directors, an annual dividend per share equal to $6.00; provided, however, that if the number of authorized shares of Common Stock of Company is not increased to at least 300,000,000 on or prior to July 15, 1997, then such dividend per share is increased to $10.00; and, further provided, that if the number of shares of authorized Common Stock of the Company is increased to at least 300,000,000 at any time after July 15, 1997, then such dividend per share is decreased from $10.00 to $6.00;

(b)dividends on such shares are payable in cash; provided, however, that under certain specified circumstances such dividends may be paid in additional shares of Series I Stock;

(c)such shares are entitled to a liquidation preference of $100 per share plus an amount equal to accrued and unpaid dividends on such share, which liquidation preference is senior in priority to the Company's Common Stock and to all other shares of Preferred Stock currently outstanding;

(d)subject to certain specified restrictions, such shares are convertible, at the holder's option, at any time, into that number of shares of the Company's Common Stock equal to (i) the liquidation preference divided by $3.25, which amount is subject to adjustment under certain specified circumstances;

(e)such shares are convertible, at the Company's option, in accordance with the conversion methodology summarized in paragraph (d) above, if (i) the last sale price of the Company's Common Stock exceeded $3.90 for twenty consecutive trading days and (ii) a buyer is contractually committed to purchase (x) for at least $3.90 per share, at least 50% of the shares of Common Stock into which the outstanding Series I Stock are then convertible, or (y) for at least $3.50 per share, at least 75% of the shares of Common Stock into which the outstanding shares of Series I Stock are then convertible;

(f)such shares are non-voting shares except as to matters that would adversely affect the Series I Stock and except as to any other matters which, pursuant to applicable law, holders of such shares may be entitled to vote; and

(g)to the extent that there are not a sufficient number of authorized shares of the Company's Common Stock to allow for a conversion of Series I Stock into shares of Common Stock as described above (after taking into account, among other things, (i) the number of options, warrants and other similar rights outstanding and (ii) 135% of the maximum number of shares of Common Stock the Company may be required to issue on conversion of all the shares of each series of preferred stock then outstanding), then, to that extent, the Series I Stock is convertible into shares of Series J
   Convertible Participating Preferred Stock of the Company (the "Series J Stock") at the rate of one share of Series J Stock for each 100 shares of Common Stock.

The principal terms of the Series J Stock are as follows:

(a)holders of such shares are entitled to receive a dividend per share equal to 100 times the dividend that is paid by the Company with regard to a share of Common Stock of the Company;

(b)such shares are entitled to a liquidation preference of $1 per share plus an amount equal to accrued and unpaid dividends on such share, which liquidation preference is senior in priority to the Company's Common Stock, and, after the holders of Common Stock have received $0.01 per share, such shares of Series I Stock are further entitled to receive an amount equal to 100 times the amount per shares in excess of that $0.01 received by the holders of the Common Stock;

(c)subject   to  certain  specified  restrictions,  such  shares   are
   convertible, at the holder's option, at any time, in that number of shares of the Company's Common Stock equal to (i) 100 shares of Common Stock, which amount is subject to adjustment under certain specified circumstances;

(d) such shares are voting shares and holders thereof shall be entitled to vote together with the holders of Common Stock, voting as a single class, on all matters presented for a vote of the holders of Common Stock, which each share of Series J Stock being entitled to 100 times the number of votes to which a share of Common Stock is entitled; and

(e)the Series J Stock (i) ranks prior to the shares of Common Stock to the extent specifically provided in the Certificate of Designations, Powers, Rights and Preferences of the Series J Stock, and in all other respects, ranks on parity with the Common Stock, (ii) is on parity with the shares of Series A Convertible Participating Preferred Stock of the Company and (iii) is, and will be, junior to the shares of all other series of Preferred
   Stock of the Company, other than series which are expressly designated as ranking on a parity with, or being junior to, the Series J Stock.

In conjunction with the exchange of the Canceled Debt for Series I Stock, the Second Amendment to the Credit Agreement was executed between the Company and Gould which (i) reduced the maximum amount which can be borrowed by the Company from $80,000,000 to $50,000,000 and (ii) provided that any borrowings in excess of $41,915,869 (the principal amount outstanding on March 19, 1997 after giving effect to the exchange of indebtedness for shares of Series I Stock) may be made only at the discretion of Gould.

The Credit Agreement matures on May 31, 1997. Borrowings under the Credit Agreement are collateralized by substantially all of the Company's tangible and intangible assets and the agreement contains various covenants including maintenance of cash flow, leverage and tangible net worth ratios and limitations on capital expenditures, dividend payments and additional indebtedness. Interest on the loans equals the prime rate plus 2%.

The following tables display the beneficial ownership of Japan Energy Corporation through its wholly owned subsidiaries Gould and EFI in the Company before the March 19, 1997 transaction as of December 31, 1996 and on a pro forma basis after the transaction as of December 31, 1996:

                  Before the Exchange of Indebtedness for Series I Stock
                                  as of December 31, 1996

                     Debt (1)            Beneficial Ownership (2)
               ($000's)  % of total      Shares      % of total

Gould           $  72,659   99.1%      121,141,690      62.2%
EFI                     -       -       31,891,015      16.4
Other                 658    0.9        41,862,460      21.4
Total            $ 73,317  100.0%      194,895,165     100.0%


              After  the  Exchange of  Indebtedness  for Series I Stock
                          Pro Forma as of December 31, 1996

                     Debt(1)              Beneficial Ownership (3)
               ($000's)  % of total      Shares      % of total
Gould           $  32,659   98.0%      133,141,690   64.4%
EFI                     -       -       31,891,015   15.4
Other                 658     2.0       41,862,460   20.2
Total           $  33,317  100.0%      206,895,165  100.0%

(1)Includes both current and long-term portion of debt.

(2)Includes 150,193,728 shares of Common Stock issuable upon full conversion of all outstanding Series A Stock, Series B Stock, Series D Stock, Series E Stock , Series F Stock, Series G Stock and Series H Stock after payment of all dividends payable through January 15, 1997 as well as shares which may be acquired within sixty days after December 31, 1996 by exercise of outstanding stock options.

(3)Includes 162,193,728 shares of Common Stock issuable upon full conversion of all outstanding Series A Stock, Series B Stock,
   Series D Stock, Series E Stock, Series F Stock, Series G Stock, Series H Stock and Series I Stock as well as shares which may be acquired within sixty days after December 31, 1996 by exercise of outstanding stock options. The Series D Stock, Series E Stock, Series F Stock, Series G Stock, Series H and Series I Stock is convertible by a United States citizen or a corporation or other entity owned in the majority by a United States shareholder or in connection with an underwritten public offering.

In connection with the various exchanges of indebtedness for preferred stock discussed herein and in Note M of the Notes to Consolidated Financial Statements, incorporated by reference herein, the United States Defense Investigative Service ("DIS") has reviewed the relationship between the Company and the Japan Energy Group under revised government requirements relating to foreign ownership, control and influence. Given the current requirements in the National Industrial Security Program Operating Manual ("NISPOM"), DIS has decided to replace the previous method of negation of Foreign Ownership Control and Influence, accomplished by Board Resolution, with a more detailed Security Control Agreement as prescribed by DIS in the NISPOM, which is currently being drafted by Encore's counsel.

Since 1989, Japan Energy Group and its wholly owned subsidiaries, Gould and EFI, have been the principal source of the Company's financing by either directly providing or guaranteeing the Company's loans. Each of the Company's debt agreements with Japan Energy Group and its wholly owned subsidiaries have contained various covenants including maintenance of cash flow, leverage, and tangible net worth ratios and limitations on capital expenditures, dividend payments and additional indebtedness. Currently and at various times in the past, the Company has been in default of certain covenants contained in the debt agreements but waivers of compliance with those covenants have been obtained and, generally, the Company has been able to successfully renegotiate favorable terms with its creditor. To continue operating in the normal course of business, the Company is and will remain dependent on the continued financial support of Japan Energy Group and its subsidiaries. Until such time as the Company returns to a state of sustained profitability, Encore will be unable to secure funding from other parties and/or generate sufficient levels of cash through operations to meet the needs of the business.

                APPROVAL OF AMENDMENT TO ARTICLE FOURTH
             OF THE COMPANY'S CERTIFICATE OF INCORPORATION

On April 17, 1997, the Board of Directors voted to propose and declare advisable an amendment to Article Fourth of the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 200,000,000 shares to 300,000,000 shares.

As of December 31, 1996, there were (i) 37,270,457 shares of Common Stock issued and outstanding, (ii) 3,728,331 shares of Common Stock reserved for issuance under the Company's stock purchase plan, (iii) 9,582,190 shares reserved for issuance on the exercise of outstanding stock options as well as 14,417,810 shares reserved for issuance on the exercise of stock options to be granted in future periods, (iv) 7,364,100 shares reserved for issuance upon conversion of the outstanding shares of Series A Stock, (v) 22,019,138 shares reserved for issuance upon conversion of the outstanding shares of Series B Stock, (vi) 35,346,923 shares reserved for issuance upon conversion of the outstanding shares of Series D Stock, (vii) 36,130,185 shares reserved for issuance upon conversion of the outstanding shares of Series E Stock, (viii) 16,906,185 shares reserved for issuance upon conversion of the outstanding shares of Series F Stock, (ix) 18,141,108 shares reserved for issuance upon conversion of the outstanding shares of Series G Stock, (x) 11,094,708 shares reserved for issuance upon conversion of the outstanding shares of Series H Stock, and (xi) 39,801,545 shares allocated for issuance upon conversion of additional outstanding shares of Preferred Stock which may be issued as dividends through 2000. Additionally, as of March 19, 1997 the Company and Gould agreed among other things to exchange $40,000,000 of indebtedness owed to Gould by the Company for 400,000 shares of the Company's Series I Stock with a liquidation preference of $40,000,000. The terms of the Series I Stock require the Company to reserve sufficient shares of Common Stock to allow for the potential conversion of the Series I Stock at a price of $3.25 per share of Common Stock. In this connection, the Company has reserved 12,000,000 shares for issuance upon conversion of the Series I Stock. See "Certain Relationships and Related Transactions" and Note M of Notes to Consolidated Financial Statements incorporated herein by reference for further details of this transaction. These reservations of shares, together with the shares of Common Stock already outstanding, would exceed the currently authorized shares of Common Stock by 63,802,680.

The Board of Directors has determined that an increase in authorized shares of Common Stock is necessary in order to meet the commitments and plans described above and to enhance the Company's flexibility in connection with possible future actions, such as stock dividends, financings, corporate mergers, acquisitions of property and services, use in employee benefit plans, or other corporate purposes. The shares would be available for issuance without further action by the holders of Common Stock. The Company has no present intention, however, of issuing the increased number of authorized shares of Common Stock other than in connection with the commitments and plans described above. The amendment would increase the number of shares of Common Stock available for issuance by the Company but would have no effect on the terms of the Common Stock or the rights of the holders of the Common Stock. Shareholders do not have and will continue not to have pre-emptive rights. The amendment would not affect the number of authorized shares of the Company's Preferred Stock.

Although management is not currently aware of any effort by any person to gain control of the Company, in the event of such an effort, the authorized but unissued shares of Common Stock could be used to make a change in control of the Company more difficult. Under certain circumstances such shares could be used to create voting impediments to deter persons seeking to effect a takeover or otherwise gain control of the Company. Such shares could be sold in public or private transactions to purchasers who might side with the Board of Directors in opposing a takeover bid with the Board of Directors determines not to be in the best interests of the Company and its shareholders. The amendment might have the effect of discouraging an attempt by another person, through the acquisition of a substantial number of shares of the Company's Common Stock, to acquire control of the Company with a view to imposing a merger, sale of all or any part of the Company's assets or a similar transaction, since the issuance of new shares could be used to dilute the stock ownership of such person or entity.

The Board of Directors recommends a vote "FOR" this proposal. It is intended that the enclosed proxy will be voted "FOR" this proposal (unless the proxy indicates to the contrary) and in favor of adjournment of the Annual Meeting in order to permit further solicitation of proxies with respect to the proposed amendment if sufficient votes in favor of the amendment have not been received.

The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is required for approval of the amendment to Article Fourth of the Company's Certificate of Incorporation.

                         APPROVAL OF AUDITORS

The Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent public accountants, as auditors of the Company for the year ending December 31, 1997, and is submitting the selection to the shareholders for approval. The Board of Directors recommends a vote "FOR" this proposal. It is intended that the shares represented by the enclosed proxy will be voted (unless the proxy indicates to the contrary) to approve such selection.

Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

                             OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and personal interviews. Brokers, custodians and fiduciaries will be required to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard.

                   PROPOSALS FOR 1998 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal office in Fort Lauderdale, Florida, Attention: Edward J. Baker, Secretary, not later than February 25, 1998, for inclusion in the proxy statement for that meeting.

                                By order of the Board of Directors

                                Edward J. Baker,Secretary

May 15, 1997

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THEIR PROXIES.

Information Incorporated by Reference

The following Information is incorporated by reference in the Proxy Statement from the Company's 1996 Annual Report, which accompanies this Proxy Statement:

(1) the Company's Consolidated Financial Statements, including the Notes thereto and the Report of Independent Accountants;

(2)  the Selected Financial Data.